Form of
Restricted Share Purchase Agreement

This Agreement, dated as of the [8th day of January 2015] is between Saturna Capital Corporation ("Saturna") and Saturna Investment Trust ("Trust") on behalf of its series Saturna Sustainable Equity Fund and Saturna Sustainable Bond Fund ("Funds").

Whereas, the Funds are two newly created series of the Trust; and

Whereas, the shares of the Funds ("Shares") are not yet being offered to the public, pending effectiveness of a registration statement with the Securities and Exchange Commission; and

Whereas, Saturna wishes to purchase and the Trust wishes to sell 10,000 Shares of each series to provide initial capital to the Fund, the parties agree as follows:

Simultaneously with the execution of this Agreement the Trust will issue and sell to Saturna 10,000 Shares of each series and Saturna will pay to the Trust $200,000 in return therefor.

Saturna acknowledges that the Shares are not being sold pursuant to an effective SEC registration statement and agrees that Saturna will not sell, transfer, or redeem the Shares prior to (i) the public offering of the Shares pursuant to an effective SEC registration statement; (ii) the withdrawal of a filed registration with respect to the Shares prior to its effectiveness; or (iii) the liquidation of the Fund.

SATURNA INVESTMENT TRUST By: __________ Name: Nicholas F. Kaiser Title: President and Trustee	SATURNA CAPITAL CORPORATION By: __________ Name: Jane K. Carten Title: President